UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2015

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K of Puma Biotechnology, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on August 14, 2015 (the “Original Form 8-K”) relating to the appointment of Adrian Senderowicz, M.D. to the Company’s Board of Directors (the “Board”). At the time of his appointment, the Company expected that Dr. Senderowicz would be named to one or more committees of the Board, but had not made a determination as to which, if any, committees Dr. Senderowicz would be named. This Amendment is being filed to report Dr. Senderowicz’s committee assignment pursuant to Instruction 2 to Item 5.02 of Form 8-K. Other than providing the additional information in Item 5.02 below, no other disclosure in the Original Form 8-K is amended by this Amendment.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2015, the Board appointed Dr. Senderowicz to serve on the Compensation Committee of the Board. Pursuant to the Company’s non-employee director compensation program, Dr. Senderowicz received an option to purchase 10,000 shares of the Company’s common stock in connection with his appointment to the Compensation Committee. The option has an exercise price of $95.22 per share and will vest over a three-year period from the grant date, with 1/3 of the shares underlying the option vesting on the one-year anniversary of the grant date and then 1/36 of the shares vesting monthly over the next two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: September 9, 2015	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer